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                                                                    EXHIBIT 10.7


                                [APG letterhead]


July 23, 1999

Mr. John Williams, President
Royal Purple, Inc. & RPMO LLC
2006 Wilson Road.
Humble, TX 77396

Via Facsimile: 281-446-4595

Dear John:

The purpose of this letter is to set forth our mutual understanding and agreement on the terms of our deal regarding specific assets and other issues related to the Automotive Performance Group, Inc. (APG) subsidiary, Royal Purple Motor Oil, Inc. (RPMO). Formal documentation to follow. APG understands that Royal Purple, Inc. (RP) plans to set up a new company called RPMO LLC to handle this transaction of which you, John Williams, will be the President.

1) RPMO LLC will purchase the RPMO inventory at July 31, 1999 for 50% of the cost value recorded on RPMO's books, subject to RPMO LLC auditing the inventory for completeness on or about July 31, 1999 and said inventory being monitored by a member of RPMO staff. RPMO LLC will pay for the inventory in six equal monthly installments with the first installment due on August 15, 1999. RPMO LLC will assume all costs of warehousing the inventory as of August 1, 1999.

2) RPMO LLC will purchase the RPMO accounts receivable that are no older than 60 days at July 31, 1999 for 70% of the value recorded on RPMO's books. RPMO LLC will pay for the receivables in three equal monthly installments with the first installment due on August 15, 1999.

3) RPMO LLC will assume responsibility for maintaining and paying for the RPMO website effective August 1, 1999. I have already directed Ken Cardwell of our D3 subsidiary to work with you on this.

4) Effective August 1, 1999, RPMO LLC will assume responsibility for the sponsorship fees (including related contingency and promotional oil expenses) that RPMO normally incurs during a race season, which we estimate at approximately $25,000 per quarter. RPMO will be responsible for paying all sponsorship fees and debts incurred by RPMO through July 31, 1999.

5) RPMO agrees to retain two current employees, Rhonda Higginbotham (Accountant) and Ryan Rounkle (Technical Services) on its payroll until at least September 30, 1999 to assist both RPMO and RPMO LLC in the transition period. RPMO will be responsible for any payments under their severance agreements.

On a few other issues:
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A) We authorize you to talk to any of our current RPMO employees in regards to possible employment with RPMO LLC. We will hold you harmless if any of them decide to accept employment with your company.

B) We would be amenable to your subleasing the current RPMO offices from us as they are currently furnished if you need them for a period of time and also leaving the toll free RPMO number in place as long as you assume the responsibility for the phone bill.

C) We will work together in good faith on any other issues which will aid a smooth transition.

D) The way we will position the cessation of RPMO operations is to say that we are transitioning the business to RPMO LLC and will make it clear that your company is unrelated to ours (our public filings have always indicated that anyway).

E) APG agrees to indemnify you and defend RP and/or RPMO LLC from any actions taken against you by RPMO's creditors for any debts, costs or expenses incurred by RPMO.

Please sign below and fax to me at 714-373-1913 if you agree that this letter embodies the terms of our deal.

Sincerely,


/s/ Carl Walker
Carl Walker
CFO & Director of APG

Agreed:


/s/ John Williams
John Williams
President of Royal Purple, Inc.
President of RPMO LLC